Exhibit 99.1

Lone Pine Resources Announces Financial and Operations Update, Second Half 2011 Guidance and Executive Appointments

  Second Quarter 2011 Estimated Net Sales Volumes Increased 13% from the First Quarter of 2011
  Continued Completion Success at Evi; 11 Total Completions Utilizing Enhanced Fracture Stimulation Program Yield Average Initial Production Rates of 305 Bbls/d
  Second Half 2011 Net Sales Volumes Guidance of 98 - 102 MMcfe/d (108 - 112 MMcfe/d Working Interest); Expected 26% Growth Compared to the Second Half of 2010
  Second Half 2011 Net Liquids Production Guidance of 4,000 - 4,300 Bbls/d (4,450 – 4,750 Bbls/d Working Interest) Comprised of 95% Oil; Expected 68% Growth Compared to the Second Half of 2010
  Executive Appointments of Chief Financial Officer and VP, Finance & Treasurer

CALGARY, Alberta--(BUSINESS WIRE)--July 6, 2011--Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE:LPR; TSX:LPR) today announced guidance for the second half of 2011, certain financial and operational information for the first six months of 2011 and executive appointments to the finance group. The following are highlights from the first six months of 2011:

  Estimated second quarter 2011 net production of 92 – 97 MMcfe/d including net production of 3,000 – 3,120 Bbls/d of liquids, which represents an increase of 13% and 58% compared to the first quarter of 2011, respectively.
  Drilled 17 gross (17 net) horizontal wells targeting the Slave Point light oil resource in the Evi field with a 100% success rate.
  Drilled 4 gross (3.5 net) wells in the Nikanassin resource play at Narraway with a 100% success rate including the drilling of 1 gross (1 net) horizontal well.
  Recently resumed drilling and completion operations at Evi and Narraway following spring break-up.
  Completed initial public offering on June 1, 2011 at a price of US$13.00 per common share raising total gross proceeds of US$195 million. Following the offering, Forest Oil Corporation (“Forest”) owns 82.3% of the outstanding common shares of Lone Pine. To our knowledge, Forest currently intends to distribute, or spin-off, to Forest’s shareholders its remaining ownership in Lone Pine approximately four months following the offering.

David M. Anderson, President and CEO, stated, “We are pleased to report our company guidance for the second half of 2011, which demonstrates the high quality nature of our asset base. Our capital plan for the remainder of the year is focused in our Evi light oil play in Northern Alberta and the Nikanassin resource play in the Deep Basin and is expected to yield equivalent production growth of approximately 26% compared to the second half of 2010. Approximately 60% of our capital will be allocated to our Evi light oil property, and importantly, provides for significant oil production growth of approximately 68% compared to the second half of 2010. Our portfolio of assets, including Evi, the Nikanassin resource play and our shale assets in Quebec and the Liard Basin, provide us with the ability to grow production while allocating capital to projects with the best returns. Each of these assets contain a significant inventory of drilling opportunities that have the ability to carry us well into the future. We feel our portfolio approach, and strict adherence to cost controls enables us to be one of the most efficient and profitable operators in Canada.”

Financial Highlights

The following supplemental information summarizes certain estimated financial and operational information for the three months ended June 30, 2011 and March 31, 2011:

	Three Months Ended
	June 30, 2011	March 31, 2011
	Estimated	Actual

Average Daily NRI Sales Volumes
Oil (Bbls/d)	2,800 - 2,900	1,711
NGLs (Bbls/d)	200 - 220	222
Natural Gas (MMcfe/d)	74 - 78	72
Total Daily Production (MMcfe/d)	92 - 97	84

Average Daily Working Interest Sales Volumes
Oil (Bbls/d)	3,100 - 3,300	1,989
NGLs (Bbls/d)	250 - 300	311
Natural Gas (MMcf/d)	80 - 82	76
Total Daily Production (MMcfe/d)	100 - 104	89

Royalties (%)	7 - 9%	6%

Net Operating Costs (US$/Mcfe)	$1.50 - $1.60	$1.65
E&D Capital Expenditures (US$MM)	$27 - $30	$77

Operational Highlights

Peace River Arch – Evi Light Oil Play

Lone Pine holds approximately 50,400 gross and 43,500 net acres in the Evi light oil play in north central Alberta, Canada. This area provides a significant horizontal development opportunity for premium-priced light oil.

During the first half of 2011, the Company instituted an enhanced fracture stimulation program at its Evi property. Results from the first 11 wells completed prior to spring break-up in 2011 under this new program had average peak initial production rates of 305 Bbls/d per well. Through the expansion of frac stages from six to ten in 2011, peak initial production rates have improved by over 65% as compared to the 2010 program. Based on the results achieved in the play through the expansion of fracture stages to date, the Company intends to further increase the number of fracture stages later in 2011. The following table summarizes the Slave Point horizontal results achieved to date:

	Peak IP Oil Rate (Bbls/d)	30 Day Avg Oil Rate (Bbls/d)	60 Day Avg Oil Rate (Bbls/d)	Fracture Stages /well

2010	184	123	115	6
2011	305	206	183	10

Deep Basin – Nikanassin Resource Play

Lone Pine holds approximately 205,700 gross and 128,800 net acres in the Nikanassin resource play. This area provides access to a minimum of ten different stacked-pay producing intervals, all of which can be completed with production commingled in a single well bore.

During the first half of 2011, Lone Pine completed four vertical wells that had average initial 24-hour production rates of 9 MMcf/d. The results from these four wells bring Lone Pine’s average 24-hour initial production rates from its Nikanassin resource play program to 11 MMcf/d. Through production log information relative to the stacked-pay intervals, the Company has identified specific zones for which it plans a horizontal drilling program to isolate completions in the most productive intervals. Lone Pine’s first horizontal test had a 24-hour initial production rate of 6.4 MMcf/d from a single interval. This first horizontal well was drilled with a 2,200 foot lateral and completed with seven fracture stimulation stages. The well was not drilled to planned specifications of a 4,000 foot lateral and 14 fracture stimulation stages due to slower than expected drilling rates and operational time constraints. The Company is encouraged by the first horizontal well result which has a stabilized 90-day average production rate of approximately 3.2 MMcf/d and intends to further its near term horizontal efforts primarily through identified re-entry candidates.

Second Half 2011 Guidance

The following guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward-Looking Statements”.

Prices for Lone Pine’s products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors. The cost of services and materials needed to produce Lone Pine’s products are also determined by prevailing market conditions, both regional and worldwide. These factors are beyond Lone Pine’s control and are difficult to predict. In addition, prices received by Lone Pine for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products. Lone Pine’s financial results and resources are highly influenced by this price volatility.

Estimates for Lone Pine’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.

The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe weather, hurricanes, and earthquakes). Lone Pine’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, Lone Pine can give no assurance that its future results will be as estimated.

Lone Pine has a 2011 exploration and development capital budget of US$222 – US$232 million, which includes the spending of US$115 – US$125 million in the second half of 2011. The second half capital program will be focused on the Company’s Evi light oil property and the Nikanassin resource play. Highlights from the second half of the 2011 capital program includes the following:

  Allocate 60% of the capital program to Evi where the Company intends to drill 25 gross (25 net) horizontal wells all targeting the Slave Point light oil resource and complete an additional 6 gross (6 net) wells that were drilled prior to spring break-up.
  Complete expansion of the Evi oil battery and initiate waterflood pilot project.
  Intend to drill 3 gross (3 net) wells targeting the Nikanassin resource play and complete an additional 2 gross (1.5 net) wells as vertical multizone completions that were drilled prior to spring break-up.
  Initiate the first high impact exploratory test well in the Liard Basin with a re-entry on the Muskwa shale resource play to prove up the Company’s large acreage position in the area.

The following table summarizes selected guidance for the second half of 2011:

Average Net Sales Volumes	98 - 102 MMcfe/d (24% oil and 1% NGLs)
Average Working Interest Sales Volumes	108 - 112 MMcfe/d (24% oil and 1% NGLs)
Natural Gas Price Differential (Henry Hub)	US$0.50 – US$0.70 per MMBtu
Crude Oil Differential (WTI)	US$6.00 – US$9.00 per Bbl
NGL Realization (WTI)	55% - 65%
Royalty Rate	7.0 – 9.0%
Net Production Expense	US$1.50 – US$1.60 per Mcfe
Working Interest Production Expense	US$1.40 – US$1.50 per Mcfe
General & Administrative Expense(1)	US$0.35 – US$0.45 per Mcfe
DD&A(2)	US$2.40 – US$2.60 per Mcfe
Capital Expenditures	US$115 – US$125 million

(1) Includes stock-based compensation.
(2) Based on SEC estimated proved reserves.

Hedging Update

As of July 6, 2011, Lone Pine has natural gas and crude oil derivatives in place for 2011 and 2012 covering the aggregate average daily volumes and weighted average prices shown below. None of these derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. The derivative counterparties consist of commercial banks that are lenders under Lone Pine’s credit facilities, or affiliates of such banks.

	Second Half 2011	Calendar 2012
Natural gas swaps:
Contract volumes (MMBtu/d)	30,000	25,000
Weighted average price (US$ per MMBtu)	$4.85	5.09

Oil swaps:
Contract volumes (Bbls/d)	-	1,000
Weighted average price (US$ per Bbl)	$-	102.28

Executive Appointments

Lone Pine is pleased to announce the appointment of two new officers to the Company.

Ed Bereznicki has joined Lone Pine as Executive Vice President & Chief Financial Officer. Mr. Bereznicki has over 22 years of capital markets and industry experience and joins Lone Pine from Raymond James Ltd. where he most recently held the position of Managing Director, Investment Banking. Mr. Bereznicki has extensive oil and gas capital markets and transaction experience and has been actively involved in numerous mergers & acquisitions, public and private equity and debt financings and in providing general corporate finance advice to a wide array of domestic and international oil & gas clients. Mr. Bereznicki holds a Bachelor of Science Degree in Civil Engineering from the University of Alberta and a Masters of Business Administration from the Ivey School of Business at the University of Western Ontario. Mr. Bereznicki is a Professional Engineer and a member of APEGGA.

Shane Abel has joined the Company as Vice President, Finance & Treasurer. Mr. Abel joins Lone Pine following an eight year career at BMO Capital Markets where he most recently held the position of Vice President, Investment & Corporate Banking. Mr. Abel holds a Bachelor of Commerce from the University of Saskatchewan and is a CFA Charterholder.

David M. Anderson, President and CEO, stated, “I want to welcome Ed and Shane to the Lone Pine team in the finance group. Their past experience in the financial markets will provide a sophisticated level of financial expertise to complement our strong operational team already in place at Lone Pine.”

Upcoming Investor Events

David M. Anderson, President and CEO, will be presenting at two upcoming investor conferences. Mr. Anderson will present at the TD Securities 2011 Calgary Unconventional Energy Conference in Calgary, Alberta on Thursday, July 7, 2011 at 9:55am Mountain Time and at the RBC Capital Markets Stampede Energy Roundtable in Calgary, Alberta on Tuesday, July 12, 2011 at 10:45am Mountain Time. Presentations from each of these conferences will be posted on Lone Pine's website at www.lonepineresources.com prior to each event.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Lone Pine files with the SEC and with Canadian securities regulators. Any of these factors could cause Lone Pine's actual results and plans to differ materially from those in the forward-looking statements.

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and liquids in Canada. Lone Pine's principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.

CONTACT:
Lone Pine Resources Inc.
David Anderson, 403-292-8000
President & Chief Executive Officer
or
Ed Bereznicki, 403-292-8000
Executive Vice President & Chief Financial Officer